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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          Hanaro Tongshin Chushik Hoesa
                             (Hanaro Telecom, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Common Shares, par value Won 5,000 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    409649209
       -----------------------------------------------------------------
                                 (CUSIP Number)

   Richard A. Ekleberry            Lee-Peng Chow               Walter B. Stahr                 Varun K. Bery
    Texas Pacific Group        AIG Global Investment          Emerging Markets            TVG Asian Communications
301 Commerce Street, Suite       Corp. (Asia) Ltd.               Partnership                   Fund II, L.P.
           3300                3601 One Pacific Place      2001 Pennsylvania Avenue,   c/o Telecom Venture Group Ltd
   Fort Worth, TX 76102             88 Queensway                     N.W.                 Suite 3810 Jardine House
      (817) 871-4000            Admiralty, Hong Kong             Suite 1100                  1 Connaught Place
                                 011.852.2143.1322          Washington, DC 20006             Central, Hong Kong
                                                               (202) 331-9051                011.852.2147.2080

                                 With copies to:

                                 Neil Whoriskey
                        Cleary Gottlieb Steen & Hamilton
                                Bank of China Tower
                                  One Garden Road
                                     Hong Kong
                                 011.852.2521.4122
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                November 13, 2003
       -----------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (3-00)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIF II NT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Labuan, Malaysia
                              7       SOLE VOTING POWER
    NUMBER OF SHARES                  0
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Fund II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Infrastructure Management II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Emerging Markets Partnership II L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Emerging Markets Corporation

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           C0

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            AIG Global Investment Corp. (Asia) Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Assurance Company (Bermuda) Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           NA

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            AIG Asian Infrastructure Management II, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Reinsurance Company, Ltd.
           (Federal Tax ID No.: 23-2391022)

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Bermuda
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO, HC

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           American International Group, Inc.  (Federal Tax ID No.: 13-2592361)

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO, HC

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GIC Infrastructure Pte Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Singapore
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AOF NT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Labuan, Malaysia
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Opportunity Fund, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           AIG Asian Opportunity G.P., L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia HT, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia HT, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia GenPar III, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Newbridge Asia Advisors III, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Tarrant Advisors, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blum G.A. III, L.L.C.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           00 (limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Blum Investment Partners, Inc.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           CO

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Richard C. Blum

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        182,812,500
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      182,812,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           182,812,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           39.6%

   14      TYPE OF REPORTING PERSON*

           IN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           United Classic Investments Limited

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           British Virgin Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           approximately 20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 4.4%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TVG Asian Communications Fund II, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           approximately 20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 4.4%

   14      TYPE OF REPORTING PERSON*

           PN (exempted limited)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Telecom Venture Group, LLC

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           approximately 20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 4.4%

   14      TYPE OF REPORTING PERSON*

           OO (exempted limited liability company)

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John William Troy

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 20,392,746

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           approximately 20,392,746

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 4.4%

   14      TYPE OF REPORTING PERSON*

           IN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings V, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        approximately 9,418,330
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 9,418,330

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           approximately 9,418,330

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VI, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 7,325,000

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           approximately 7,325,000

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 1.6%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VII, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 9,156,250

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           aapproximately 9,156,250

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings VIII, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 10,987,500

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           approximately 10,987,500

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 2.0%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT Holdings IX, L.P.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        approximately 12,818,750
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 12,818,750

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           approximately 12,818,750

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 2.8%

   14      TYPE OF REPORTING PERSON*

           PN

                                  SCHEDULE 13D


CUSIP No. 409649209

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HT IX GP, Ltd.

    2      =====================================================================

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                   |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
                              7       SOLE VOTING POWER
    NUMBER OF SHARES
BENEFICIALLY OWNED BY
    EACH REPORTING            8       SHARED VOTING POWER
        PERSON                        approximately 12,818,750
         WITH
                              9       SOLE DISPOSITIVE POWER


                             10       SHARED DISPOSITIVE POWER
                                      approximately 12,818,750

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           approximately 12,818,750

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*     |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           approximately 2.8%

   14      TYPE OF REPORTING PERSON*

           OO (limited company)

This Amendment No. 1 (this "Amendment") amends and restates Items 2, 3 and 5 of the Schedule 13D (the "Schedule") filed on October 31, 2003 by some of the Reporting Persons with respect to the Common Shares of the Company, amends Item 4 of the Schedule by deleting the fourth paragraph under "Investment Agreement", supplements Items 6 and 7 of the Schedule, replaces Exhibit 1 and Schedule II to the Schedule, and adds Schedule IV through IX and Exhibits 6 and 7. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

         Item 2.           Identity and Background.

         (a) through (c) and (f):

         This statement is filed by the following persons (collectively, the "Reporting Persons"):

         (i) AIF II NT, Ltd., a company duly organized and existing under the laws of Labuan, Malaysia ("AIF II"), having its principal office at Unit 3(1), 3rd Floor, Main Office Tower, Financial Park Labuan Complex, Jalan Merdeka, 8/000 Labuan, F.T. Labuan, Malaysia, is engaged in the business of making investments in securities of public and private companies in Korea;

         (ii) AIG Asian Infrastructure Fund II, L.P., a limited partnership duly organized and existing under the laws of Bermuda ("AIG Fund II"), having its principal office at 29 Richmond Road, Pembroke, Bermuda, is an investment fund engaged in the business of making infrastructure investments in Asia and is the sole shareholder of AIF II;

         (iii) AIG Asian Infrastructure Management II, L.P., a limited partnership duly organized and existing under the laws of Bermuda ("AIG Fund II General Partner"), having its principal office at 29 Richmond Road, Pembroke, Bermuda, is the general partner of HT Holdings VI, HT Holdings VII, HT Holdings VIII, HT Holdings IX General Partner (each as defined below) and AIG Fund II;

         (iv) Emerging Markets Partnership II L.L.C., a limited liability company duly organized and existing under the laws of Delaware ("EMP II"), having its principal office at 2001 Pennsylvania Avenue, N.W., Suite 1100, Washington, DC 20006, is engaged in the business of serving as principal adviser to AIG Fund II General Partner;

         (v) Emerging Markets Corporation, a corporation duly organized and existing under the laws of Delaware ("EMC"), having its principal office at 2001 Pennsylvania Avenue, Suite 1100, Washington, DC 20006, is engaged in the business of making infrastructure-related investments in emerging markets and is the majority shareholder of EMP II;

         (vi) AIG Global Investment Corp. (Asia) Ltd., a limited liability company duly organized and existing under the laws of Bermuda ("AIGGIC"), having its principal office at Suite 3601 One Pacific Place, 88 Queensway, Hong Kong, is engaged in the business of organizing and managing the invested assets of affiliates and unrelated investor clients and is an adviser to AIG Fund II General Partner and the majority shareholder of AOF General Partner;

         (vii) American International Assurance Company (Bermuda) Limited, a stock insurance company duly organized and existing under the laws of Bermuda ("AIAB"), having its principal office at American International Building, 29 Richmond Road, Pembroke, Bermuda, is engaged in the business of insurance and is the sole shareholder of AIGGIC;

         (viii) AIG Asian Infrastructure Management II, Ltd., a limited company duly organized and existing under the laws of Bermuda ("AIG Fund II Management"), having its principal office at 29 Richmond Road, Pembroke, Bermuda, is the general partner of AIG Fund II General Partner;

         (ix) American International Reinsurance Company, Ltd., a corporation duly organized and existing under the laws of Bermuda ("AIRCO"), having its principal office at American International Building, 29 Richmond Road, Pembroke, Bermuda, is a holding company and is a principal shareholder of AIG Fund II Management and the sole shareholder of AIAB;

         (x) American International Group, Inc., a corporation duly organized and existing under the laws of Delaware ("AIG, Inc.,"), having its principal office at 70 Pine Street, New York, NY 10270, is a holding company, which through its subsidiaries engages in a broad range of insurance and insurance-related activities and financial services in the United States and abroad and is the sole shareholder of AIRCO and a substantial shareholder of EMP II;

         (xi) GIC Infrastructure Pte Ltd., a corporation duly organized and existing under the laws of Singapore ("GICI"), having its principal office at 168 Robinson Road, #37-01, Capital Tower, Singapore 068912, is engaged in the business of to undertake and transact investment business and to provide investment advisory services, and is a principal shareholder of AIG Fund II Management and an adviser to AIG Fund II General Partner;

         (xii) AOF NT, Ltd., a company duly organized and existing under the laws of Labuan, Malaysia ("AOF NT"), having its principal office at Unit 3(1), 3rd Floor, Main Office Tower, Financial Park Labuan Complex, Jalan Merdeka, 8/000 Labuan, F.T. Labuan, Malaysia, is engaged in the business of making investments in securities of public and private companies in Korea;

         (xiii) AIG Asian Opportunity Fund, L.P., an exempted limited partnership duly organized and existing under the laws of the Cayman Islands ("AOF"), having its principal office at c/o Maples and Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, is an investment fund engaged in the business of making investments in securities of public and private companies in Asia and is the sole shareholder of AOF NT;

         (xiv) AIG Asian Opportunity G.P., L.L.C., an exempted company duly organized and existing under the laws of the Cayman Islands ("AOF General Partner"), having its principal office at c/o Maples and Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, is the general partner of AOF;

         (xv) Newbridge Asia HT, L.P., an exempted limited partnership duly organized and existing under the laws of the Cayman Islands ("Newbridge Asia HT"), having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, was formed solely for the purpose of effecting the transactions described under Item 4 and holding securities of the Company;

         (xvi) Newbridge Asia HT, Ltd., a limited company duly organized and existing under the laws of the Cayman Islands ("Newbridge Asia HT General Partner"), having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, is the general partner of Newbridge Asia HT;

         (xvii) Newbridge Asia GenPar III, L.P., a limited partnership duly organized and existing under the laws of the Cayman Islands ("Newbridge GenPar III ), having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, the principal business of which is serving as the general partner of HT Holdings V, HT Holdings VI, HT Holdings VII, HT Holdings VIII (each as defined below) and Newbridge Asia HT General Partner and other related entities engaged in making investments in securities of public and private companies;

         (xviii) Newbridge Asia Advisors III, Inc., a corporation duly organized and existing under the laws of the Cayman Islands ("Newbridge Advisors III"), having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, the principal business of which is serving as the general partner of Newbridge GenPar III and other related entities engaged in making investments in securities of public and private companies;

         (xix) Tarrant Advisors, Inc., a corporation duly organized and existing under the laws of Texas ("Tarrant Advisors"), having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, is engaged in the business of advising related entities engaged in making investments in securities of public and private companies and is a principal shareholder of Newbridge Advisors III;

         (xx) Blum G.A. III, L.L.C., a limited liability company duly organized and existing under the laws of Delaware ("Blum G.A. III"), having its principal office at 909 Montgomery Street, Suite 400, San Francisco, California 94133, is a principal shareholder of Newbridge Advisors III;

         (xxi) Blum Investment Partners, Inc., a corporation duly organized and existing under the laws of California ("Blum Investment"), having its principal office at 909 Montgomery Street, Suite 400, San Francisco, California 94133, is the managing member of Blum G.A. III;

         (xxii) Richard C. Blum is the sole shareholder of Blum Investment;

         (xxiii) United Classic Investments Limited, a limited company duly organized and existing under the laws of the British Virgin Islands ("UCI"), having its principal office at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, was formed solely for the purpose of effecting the transactions described under Item 4 and holding securities of the Company;

         (xxiv) TVG Asian Communications Fund II, L.P., an exempted limited partnership duly organized and existing under the laws of the Cayman Islands ("TVG Fund"), having its principal office at Walkers SPV Limited, Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, is in the business of making investments in securities of public and private companies and is the principal shareholder of UCI;

         (xxv) Telecom Venture Group, LLC, an exempted limited liability company duly organized and existing under the laws of the Cayman Islands ("TVG Fund General Partner"), having its principal office at Walkers SPV Limited, Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, is the general partner of TVG Fund;

         (xxvi) John William Troy is the principal shareholder and a Director of TVG Fund General Partner;

         (xxvii) HT Holdings V, L.P., an exempted limited partnership duly organized and existing under the laws of the Cayman Islands ("HT Holdings V"), having its principal office at 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102, was formed solely for the purpose of effecting the transactions described under Item 4 and holding securities of the Company;

         (xxviii) HT Holdings VI, L.P., an exempted limited partnership duly organized and existing under the laws of the Cayman Islands ("HT Holdings VI"), having its principal office at c/o Maples and Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, was formed solely for the purpose of effecting the transactions described under Item 4 and holding securities of the Company;

         (xxix) HT Holdings VII, L.P., an exempted limited partnership duly organized and existing under the laws of the Cayman Islands ("HT Holdings VII"), having its principal office at c/o Maples and Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, was formed solely for the purpose of effecting the transactions described under Item 4 and holding securities of the Company;

         (xxx) HT Holdings VIII, L.P., an exempted limited partnership duly organized and existing under the laws of the Cayman Islands ("HT Holdings VIII"), having its principal office at c/o Maples and Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, was formed solely for the purpose of effecting the transactions described under Item 4 and holding securities of the Company;

         (xxxi) HT Holdings IX, L.P., an exempted limited partnership duly organized and existing under the laws of the Cayman Islands ("HT Holdings IX"), having its principal office at c/o Maples and Calder, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, was formed solely for the purpose of effecting the transactions described under Item 4 and holding securities of the Company; and

         (xxxii) HT IX GP, Ltd., a limited company duly organized and existing under the laws of the Cayman Islands ("HT Holdings IX General Partner"), having its principal office at c/o Emerging Markets Partnership, 2001 Pennsylvania Avenue, N.W., Suite 1100, Washington, DC 20006, is the general partner of HT Holdings IX;

         Starr International Company, Inc., a private holding company incorporated in Panama ("SICO"), The Starr Foundation, a New York not-for-profit corporation ("The Starr Foundation") and C.V. Starr & Co., Inc., a Delaware corporation ("Starr"), have the right to vote approximately 12%, 2.2% and 1.8%, respectively, of the outstanding common stock of AIG, Inc. The principal executive offices of SICO are located at 29 Richmond Road, Pembroke, Bermuda. The principal executive offices of The Starr Foundation and Starr are located at 70 Pine Street, New York, NY 10270.

         The names business address, citizenship and principal occupation of each executive officer and director of AIF II, AIG Fund II, AIG Fund II General Partner, EMP II, EMC AIG Fund II Management, AIRCO, and GICI are set forth in
Schedule I attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of AIGGIC, AIAB, AIG, Inc., AOF NT, AOF, AOF General Partner, SICO, The Starr Foundation and Starr are set forth in Schedule II attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of Newbridge Asia HT, Newbridge Asia HT General Partner, Newbridge GenPar III, Newbridge Advisors III, Tarrant Advisors, Blum G.A. III and Blum Investment are set forth in Schedule III attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of UCI, TVG Fund and TVG Fund General Partner are set forth in Schedule IV attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of HT Holdings V are set forth in Schedule V attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of HT Holdings VI are set forth in Schedule VI attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of HT Holdings VII are set forth in Schedule VII attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of HT Holdings VIII are set forth in
Schedule VIII attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The name, business address, citizenship and principal occupation of each executive officer and director of HT Holdings IX and HT Holdings IX General Partner are set forth in Schedule IX attached hereto, which is incorporated herein by reference in its entirety. The business address indicated for each such officer or director is also the address of the principal employer for such officer or director.

         The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that such a group exists. A copy of the Joint Filing Agreement among the Reporting Persons is attached hereto as Exhibit 1.

         (d) and (e):

         During the last five years, none of the Reporting Persons and, to the best knowledge of the Reporting Persons, none of the executive officers or directors of any of the Reporting Persons, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Reporting Persons and, to the best knowledge of the Reporting Persons, none of the executive officers or directors of any of the Reporting Persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Item 3.           Source and Amount of Funds or Other Consideration.

         As more fully described under Item 4, AIF II, AOF NT and Newbridge Asia HT (together, the "Sponsors") entered into the Investment Agreement (as defined below) with the Company, pursuant to which the Sponsors agreed to purchase, together with co-investors to be designated by the Sponsors, an aggregate amount of 182,812,500 Common Shares for Won 3,200 per Common Share in cash, having an aggregate purchase price of Won 585,000,000,000. As of the date of this Amendment, UCI, HT Holdings V, HT Holdings VI, HT Holdings VII, HT Holdings VIII and HT Holdings IX have been designated by the Sponsors as co-investors (together, the "Co-Investors"). If and when each of the Sponsors and the Co-Investors purchase such Common Shares, it will use funds obtained from contributions of their partners or partners of their respective affiliates, as applicable.

         Item 5.           Interest in Securities of the Issuer.

         (a) (i) As of the date of this Amendment, it is expected that on the Closing Date, approximately 38,456,250 Common Shares will be purchased by AIF II, and AIF II, AIG Fund II, AIG Fund II General Partner, EMP II, EMC, AIGGIC, AIAB, AIG Fund II Management, AIRCO, AIG, Inc., and GICI shall be deemed to beneficially own 182,812,500 Common Shares or 39.6% of the total Common Shares outstanding following the issuance and sale of 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of September 9, 2003, 279,322,680 Common Shares were outstanding.

         (ii) As of the date of this Amendment, it is expected that on the Closing Date, approximately 24,721,875 Common Shares will be purchased by AOF NT, and AOF NT, AOF, AOF General Partner, AIGGIC, AIAB, AIRCO and AIG, Inc. shall be deemed to beneficially own 182,812,500 Common Shares or 39.6% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of September 9, 2003, 279,322,680 Common Shares were outstanding.

         (iii) As of the date of this Amendment, it is expected that on the Closing Date, approximately 49,535,799 Common Shares will be purchased by Newbridge Asia HT, and Newbridge Asia HT, Newbridge Asia HT General Partner, Newbridge GenPar III, Newbridge Advisors III, Tarrant Advisors, Blum G.A. III, Blum Investment and Richard C. Blum shall be deemed to beneficially own 182,812,500 Common Shares or 39.6% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of September 9, 2003, 279,322,680 Common Shares were outstanding.

         (iv) As of the date of this Amendment, it is expected that on the Closing Date, approximately 20,392,746 Common Shares will be purchased by UCI, and UCI, TVG Fund, TVG Fund General Partner and John William Troy shall be deemed to beneficially own approximately 20,392,746 Common Shares or approximately 4.4% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of September 9, 2003, 279,322,680 Common Shares were outstanding.

         (v) As of the date of this Amendment, it is expected that on the Closing Date, approximately 9,418,330 Common Shares will be purchased by HT Holdings V, and HT Holdings V shall be deemed to beneficially own approximately 9,418,330 Common Shares or approximately 2.0% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of September 9, 2003, 279,322,680 Common Shares were outstanding.

         (vi) As of the date of this Amendment, it is expected that on the Closing Date, approximately 7,325,000 Common Shares will be purchased by HT Holdings VI, and HT Holdings VI shall be deemed to beneficially own approximately 7,325,000 Common Shares or approximately 1.6% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of September 9, 2003, 279,322,680 Common Shares were outstanding.

         (vii) As of the date of this Amendment, it is expected that on the Closing Date, approximately 9,156,250 Common Shares will be purchased by HT Holdings VII, and HT Holdings VII shall be deemed to beneficially own approximately 9,156,250 Common Shares or approximately 2.0% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of September 9, 2003, 279,322,680 Common Shares were outstanding.

         (viii) As of the date of this Amendment, it is expected that on the Closing Date, approximately 10,987,500 Common Shares will be purchased by HT Holdings VIII, and HT Holdings VIII shall be deemed to beneficially own approximately 10,987,500 Common Shares or approximately 2.4% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of September 9, 2003, 279,322,680 Common Shares were outstanding.

         (ix) As of the date of this Amendment, it is expected that on the Closing Date, approximately 12,818,750 Common Shares will be purchased by HT Holdings IX, and HT Holdings IX and HT Holdings IX General Partner shall be deemed to beneficially own approximately 12,818,750 Common Shares or approximately 2.8% of the total Common Shares outstanding following the issuance and sale of the 182,812,500 Common Shares to the Reporting Persons, based on the Company's representation in the Investment Agreement that, as of September 9, 2003, 279,322,680 Common Shares were outstanding.

         (b) (i) Upon the issuance and sale of approximately 38,456,250 Common Shares to AIF II, each of AIF II, AIG Fund II, AIG Fund II General Partner, EMP II, EMC, AIGGIC, AIAB, AIG Fund II Management, AIRCO, AIG, Inc., and GICI would have the shared power to vote or direct the vote and to dispose or direct the disposition of 182,812,500 Common Shares.

         (ii) Upon the issuance and sale of approximately 24,721,875 Common Shares to AOF NT, each of AOF NT, AOF, AOF General Partner, AIGGIC, AIAB, AIRCO and AIG, Inc. would have the shared power to vote or direct the vote and to dispose or direct the disposition of 182,812,500 Common Shares.

         (iii) Upon the issuance and sale of approximately 49,535,799 Common Shares to Newbridge Asia HT, each of Newbridge Asia HT, Newbridge Asia HT General Partner, Newbridge GenPar III, Newbridge Advisors III, Tarrant Advisors, Blum G.A. III, Blum Investment and Richard C. Blum would have the shared power to vote or direct the vote and to dispose or direct the disposition of 182,812,500 Common Shares.

         (iv) Upon the issuance and sale of approximately 20,392,746 Common Shares to UCI, each of UCI, TVG Fund, TVG Fund General Partner and John William Troy would have shared power to dispose or direct the disposition of approximately 20,392,746 Common Shares.

         (v) Upon the issuance and sale of approximately 9,418,330 Common Shares to HT Holdings V, HT Holdings V would have shared power to vote or direct the vote and to dispose or direct the disposition of approximately 9,418,330 Common Shares.

         (vi) Upon the issuance and sale of approximately 7,325,000 Common Shares to HT Holdings VI, HT Holdings VI would have shared power to dispose or direct the disposition of approximately 7,325,000 Common Shares.

         (vii) Upon the issuance and sale of approximately 9,156,250 Common Shares to HT Holdings VII, HT Holdings VII would have shared power to dispose or direct the disposition of approximately 9,156,250 Common Shares.

         (viii) Upon the issuance and sale of approximately 10,987,500 Common Shares to HT Holdings VIII, HT Holdings VIII would have shared power to dispose or direct the disposition of approximately 10,987,500 Common Shares.

         (ix) Upon the issuance and sale of approximately 12,818,750 Common Shares to HT Holdings IX, each of HT Holdings IX and HT Holdings IX General Partner would have shared power to vote or direct the vote and dispose or direct the disposition of approximately 12,818,750 Common Shares.

         (c) Except as described herein, no transactions in Common Shares were effected during the past 60 days by any Reporting Person or, to the best knowledge of the Reporting Persons, by any of the individuals identified in Item 2.

         (d) Not applicable.

         (e) Not applicable.

         Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer.

         Shareholders' Agreement

         In connection with the Investment Agreement, the Sponsors and the other Investors entered into a Shareholders' Agreement dated as of November 13, 2003 (the "Shareholders' Agreement"). Under the Shareholders' Agreement, each of the Investors (other than the Sponsors and certain Investors controlled by one or more of the Sponsors) has (i) granted to the Sponsors an irrevocable proxy to attend all meetings of the shareholders of the Company and to vote all of the Common Shares constituting Investment Securities (as defined in the Shareholders' Agreement) now or hereafter owned by such Investor and (ii) pledged all Investment Securities owned by it to secure its obligations under the Shareholders' Agreement and irrevocable proxy. The Shareholders' Agreement also sets forth certain agreements regarding the management of the Company and places certain restrictions on and provides for the orderly disposition of Investment Securities now or hereafter held by any of them. Unless expressly permitted under the Shareholders' Agreement, the Investors will not be permitted to dispose of their Investment Securities. Under the Shareholders' Agreement, the Investors have co-sale rights in certain situations in which an Investor disposes of its Investment Securities and the Sponsors have drag-along rights in certain situations in which one or both of the Sponsors dispose of their Investment Securities. Under the Shareholders' Agreement the Sponsors have also granted to each other a right of first refusal with respect to certain significant dispositions of their Investment Securities.

Lead Investor Letter Agreement

         The Sponsors and UCI have entered into a letter agreement dated as of November 13, 2003, which provides UCI with certain rights with respect to the nomination of a director, and consultation rights with respect to certain management appointments. The letter agreement also provides for the payment of an arrangement fee.

         Item 7.           Material to be Filed as Exhibits

Schedule II Directors and Executive Officers of AIGGIC, AIAB, AIG, Inc., AOF NT, AOF, AOF General Partner, SICO, The Starr Foundation and Starr

Schedule IV Directors and Executive Officers of UCI, TVG Fund and TVG Fund General Partner

Schedule V            Directors and Executive Officers of HT Holdings V

Schedule VI           Directors and Executive Officers of HT Holdings VI

Schedule VII          Directors and Executive Officers of HT Holdings VII

Schedule VIII         Directors and Executive Officers of HT Holdings VIII

Schedule IX Directors and Executive Officers of HT Holdings IX and HT Holdings IX General Partner

Exhibit 1             Joint Filing Agreement

Exhibit 6             Shareholders' Agreement

Exhibit 7             Lead Investor Letter Agreement

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIF II NT, Ltd. is true, complete and correct.

Dated:  November 17, 2003

                                    AIF II NT, LTD.

                                    By:  /s/ Wilfried Kaffenberger
                                         ---------------------------
                                    Name:  Wilfred Kaffenberger
                                    Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Fund II, L.P is true, complete and correct.

Dated:  November 17, 2003

                                    AIG ASIAN INFRASTRUCTURE FUND II, L.P.

                                        By: AIG Asian Infrastructure
                                              Management II, L.P.

                                            By: AIG Asian Infrastructure
                                                  Management II, Ltd.

                                                By:  /s/ Stuart Osborne
                                                     ----------------------
                                                Name:  Stuart Osborne
                                                Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Management II, L.P is true, complete and correct.

Dated:  November 17, 2003

                                    AIG ASIAN INFRASTRUCTURE MANAGEMENT II, L.P.

                                        By: AIG Asian Infrastructure
                                              Management II, Ltd.

                                                By:  /s/ Stuart Osborne
                                                     ----------------------
                                                Name:  Stuart Osborne
                                                Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Emerging Markets Partnership II L.L.C. is true, complete and correct.

Dated:  November 17, 2003

                                    EMERGING MARKETS PARTNERSHIP II L.L.C.

                                            By:    /s/ Arnold H. Weiss
                                                   ---------------------
                                            Name:   Arnold H. Weiss
                                            Title:  Director, EMC

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Emerging Markets Corporation is true, complete and correct.

Dated:  November 17, 2003

                                    EMERGING MARKETS CORPORATION

                                            By:  /s/ Arnold H. Weiss
                                                 ---------------------
                                            Name:  Arnold H. Weiss
                                            Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Global Investment Corp. (Asia) Ltd. is true, complete and correct.

Dated:  November 17, 2003

                                    AIG GLOBAL INVESTMENT CORP. (ASIA) LTD.

                                    By:     /s/ Cesar Zalamea
                                            -----------------
                                    Name:   Cesar Zalamea
                                    Title:  Managing Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Assurance Company (Bermuda) Limited is true, complete and correct.

Dated:  November 17, 2003

                                    AMERICAN INTERNATIONAL ASSURANCE COMPANY
                                    (BERMUDA) LIMITED

                                            By:    /s/ Gerald Wyndorf
                                                   --------------------
                                            Name:   Gerald Wyndorf
                                            Title:  Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Infrastructure Management II, Ltd. is true, complete and correct.

Dated:  November 17, 2003

                                    AIG ASIAN INFRASTRUCTURE MANAGEMENT II, LTD.

                                            By:    /s/ Stuart Osborne
                                                   ------------------
                                            Name:   Stuart Osborne
                                            Title:  Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Reinsurance Company, Ltd. is true, complete and correct.

Dated:  November 17, 2003

                                    AMERICAN INTERNATIONAL REINSURANCE
                                      COMPANY, LTD.

                                            By:   /s/ S. George Cubbon
                                                  ---------------------
                                            Name:   S. George Cubbon
                                            Title:  Vice President and Treasurer

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to American International Group, Inc. is true, complete and correct.

Dated:  November 17, 2003

                                    AMERICAN INTERNATIONAL GROUP, INC.

                                            By:    /s/ Win J. Neuger
                                                   --------------------
                                            Name:  Win J. Neuger
                                            Title: Executive Vice President
                                                   and Chief Investment Officer

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GIC Infrastructure Pte Ltd. is true, complete and correct.

Dated:  November 17, 2003

                                    GIC INFRASTRUCTURE PTE LTD.

                                            By:    /s/  Kunna Chinniah
                                                   --------------------
                                            Name:  Kunna Chinniah
                                            Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AOF NT, Ltd. is true, complete and correct.

Dated:  November 17, 2003

                                                   AOF NT, LTD.


                                                   By:     /s/ David Yeung
                                                           ------------------
                                                           Name:  David Yeung
                                                           Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Opportunity Fund, L.P. is true, complete and correct.

Dated:  November 17, 2003

                                    AIG ASIAN OPPORTUNITY FUND, L.P.

                                          By: AIG Asian Opportunity G.P., L.L.C.

                                                 By:   /s/ David Yeung
                                                       -------------------
                                                       Name:   David Yeung
                                                       Title:  Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to AIG Asian Opportunity G.P., L.L.C. is true, complete and correct.

Dated:  November 17, 2003

                                    AIG ASIAN OPPORTUNITY G.P., L.L.C.

                                            By:    /s/ David Yeung
                                                   ---------------
                                            Name:   David Yeung
                                            Title:  Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia HT, L.P. is true, complete and correct.

Dated:  November 17, 2003

                                    NEWBRIDGE ASIA HT, L.P.

                                            By: Newbridge Asia HT, Ltd.

                                            By:    /s/ Richard A. Ekleberry
                                                   ------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia HT, Ltd. is true, complete and correct.

Dated:  November 17, 2003

                                    NEWBRIDGE ASIA HT, LTD.

                                            By:    /s/ Richard A. Ekleberry
                                                   ------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia GenPar III, L.P. is true, complete and correct.

Dated:  November 17, 2003

                                    NEWBRIDGE ASIA GENPAR III, L.P.

                                            By: Newbridge Asia Advisors III,
                                                  Inc.

                                            By:    /s/ Richard A. Ekleberry
                                                   ------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Newbridge Asia Advisors III, Inc. is true, complete and correct.

Dated:  November 17, 2003

                                    NEWBRIDGE ASIA ADVISORS III, INC.

                                            By:    /s/ Richard A. Ekleberry
                                                   ------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Tarrant Advisors, Inc. is true, complete and correct.

Dated:  November 17, 2003

                                    TARRANT ADVISORS, INC.

                                            By:    /s/ Richard A. Ekleberry
                                                   ------------------------
                                            Name:  Richard A. Ekleberry
                                            Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Blum G.A. III, L.L.C. is true, complete and correct.

Dated:  November 17, 2003

                                    BLUM G.A. III, L.L.C.

                                            By: Blum Investment Partners, Inc.
                                                Its Managing Member

                                                   By:   /s/ Murray A. Indick
                                                         --------------------
                                                      Name:  Murray A. Indick
                                                      Title: Secretary

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Blum Investment Partners, Inc. is true, complete and correct.

Dated:  November 17, 2003

                                    BLUM INVESTMENT PARTNERS, INC.

                                            By: /s/ Murray A. Indick
                                                --------------------
                                            Name:  Murray A. Indick
                                            Title: Secretary

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to myself is true, complete and correct.

Dated:  November 17, 2003

                                    RICHARD C. BLUM

                                    /s/ Murray A. Indick
                                    --------------------
                                    By: Murray A. Indick, Attorney-In-Fact

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to United Classic Investments Limited is true, complete and correct.

Dated:  November 17, 2003

                                    UNITED CLASSIC INVESTMENTS LIMITED

                                            By:   /s/ Joseph Yin
                                                  --------------
                                            Name:  Joseph Yin
                                            Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TVG Asian Communications Fund II, L.P. is true, complete and correct.

Dated:  November 17, 2003

                                    TVG ASIAN COMMUNICATIONS FUND II, L.P.

                                            By: TELECOM VENTURE GROUP, LLC
                                                its General Partner

                                            By: /s/ Varun Kumar Bery
                                                --------------------
                                            Name:  Varun Kumar Bery
                                            Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Telecom Venture Group LLC is true, complete and correct.

Dated:  November 17, 2003

                                    TELECOM VENTURE GROUP LLC

                                            By:  /s/ Varun Kumar Bery
                                                 --------------------
                                            Name:  Varun Kumar Bery
                                            Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to myself is true, complete and correct.

Dated:  November 17, 2003

                                            JOHN WILLIAM TROY


                                            By: /s/ John William Troy
                                                ---------------------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings V, L.P. is true, complete and correct.

Dated:  November 17, 2003

                                    HT HOLDINGS V, L.P.

                                    By:  Newbridge Asia GenPar III, L.P.

                                    By:  Newbridge Asia Advisors III, Inc.

                                    By:  /s/  Jeffrey D. Ekberg
                                         ---------------------------
                                    Name:   Jeffrey D. Ekberg
                                    Title:  Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VI, L.P. is true, complete and correct.

Dated:  November 17, 2003

                                         HT HOLDINGS VI, L.P.

                                         By: Newbridge Asia GenPar III, L.P.

                                         By: Newbridge Asia Advisors III, Inc.

                                         By: /s/  Jeffrey D. Ekberg
                                             ---------------------------
                                         Name:  Jeffrey D. Ekberg
                                         Title: Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VII, L.P. is true, complete and correct.

Dated:  November 17, 2003

                                         HT HOLDINGS VII, L.P.

                                         By:  Newbridge Asia GenPar III, L.P.

                                         By: Newbridge Asia Advisors III, Inc.

                                         By: /s/  Jeffrey D. Ekberg
                                             ---------------------------
                                         Name:  Jeffrey D. Ekberg
                                         Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings VIII, L.P. is true, complete and correct.

Dated:  November 17, 2003

                                         HT HOLDINGS VIII, L.P.

                                         By:  Newbridge Asia GenPar III, L.P.

                                         By: Newbridge Asia Advisors III, Inc.

                                         By:    /s/  Jeffrey D. Ekberg
                                                ---------------------------
                                         Name:   Jeffrey D. Ekberg
                                         Title:  Vice President

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT Holdings IX, L.P. is true, complete and correct.

Dated:  November 17, 2003

                                    HT HOLDINGS IX, L.P.

                                         By:  HT IX GP, Ltd.


                                                By:    /s/ Wilfried Kaffenberger
                                                       -------------------------
                                                Name:  Wilfried Kaffenberger
                                                Title: Director

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to HT IX GP, Ltd. is true, complete and correct.

Dated:  November 17, 2003

                                    HT IX GP, LTD.


                                         By:     /s/ Wilfried Kaffenberger
                                                 -------------------------
                                         Name:   Wilfried Kaffenberger
                                         Title:  Director

                                                                     SCHEDULE II

                  The name, position, present principal occupation and business address of each director and executive officer of AOF NT, AOF, AOF General Partner, AIGGIC, AIAB, AIG, Inc., SICO, The Starr Foundation and Starr are set forth below.

                  All individuals listed below are U.S. citizens except for Ada Tse, Joseph Johnson, L. Michael Murphy, Stuart Osborne, Edmund Tse, Edwin A.G. Manton, and Lawrence Stevens, who are citizens of Great Britain, Cesar Zalamea, who is a citizen of the Philippines, David Yeung and Marshall Cohen, who are citizens of Canada, Jaime Gonzalez, who is a citizen of the Philippines, Peter Soo and Geoffrey Chang, who are citizens of Malaysia, and John Chu and Alwin Lam, who are citizens of China.


     Name                Position         Principal Occupation                    Business Address
---------------      ---------------   ---------------------------          ---------------------------
                                              AOF NT, Ltd.

Ada Tse                  Director          Chief Operating Officer     3601 One Pacific Place, 88 Queensway, Hong Kong
                                           of AIG Asian Opportunity
                                           Fund, L.P. and AIG Asian
                                           Opportunity G.P., L.L.C.

David Yeung              Director          Head of Infrastructure of   3601 One Pacific Place, 88 Queensway, Hong Kong
                                           AIG Global Investment
                                           Corp. (Asia) Ltd.

Geoffrey Chang           Director          Director of AOF NT, Ltd.    Unit 3(1), 3rd Floor, Main Office Tower,
                                                                       Financial Park Labuan Complex, Jalan
                                                                       Merderka, 8700 W.P. Labuan Malaysia

                                          AIG Asian Opportunity Fund, L.P.

Ada Tse                  Chief Operating  Chief Operating Officer     3601 One Pacific Place, 88 Queensway, Hong Kong
                         Officer          of AIG Asian Opportunity
                                          Fund, L.P. and AIG Asian
                                          Opportunity G.P., L.L.C.

                                         AIG Asian Opportunity G.P., L.L.C.

Peter Yu                 Director          President and Chief         175 Water Street, 23rd Floor New York, New York  USA
                                           Executive Officer of AIG
                                           Capital Partners, Inc.

Cesar Zalamea            Director          Chief Executive Officer     3601 One Pacific Place, 88 Queensway, Hong Kong
                                           of AIG Global Investment
                                           Corp. (Asia) Ltd.

Kevin Clowe              Director          Managing Director of AIG    175 Water Street, 23rd Floor New York, New York  USA
                                           Capital Partners, Inc.

John Lin                 Director          Head of South East Asia     12/F, AI Tower, 181 Surawrong Road, Bangkok Thailand
                                           of AIG Global Investment
                                           Corp. (Asia) Ltd.

Win Neuger               Director          Chief Executive Officer     175 Water Street, 24th Floor New York, New York  USA
                                           and Chairman of AIG
                                           Global Investment Group
                                           Inc.

Ada Tse                  Director          Chief Operating Officer     3601 One Pacific Place, 88 Queensway, Hong Kong
                                           of AIG Asian Opportunity
                                           Fund, L.P. and AIG Asian
                                           Opportunity G.P., L.L.C.

Stephen Tsuei            Director and      Head of East Asia of AIG    8F, 6 Tun Hwa N. Rd., Taipei 105, Taiwan, R.O.C.
                         Chief Executive   Global Investment Corp.
                         Officer           (Asia) Ltd.,

David Yeung              Director          Head of Infrastructure of   3601 One Pacific Place, 88 Queensway, Hong Kong
                                           AIG Global Investment
                                           Corp. (Asia) Ltd.

                                       AIG Global Investment Corp. (Asia) Ltd.

Cesar Zalamea            Director,         Chief Executive Officer     3601 One Pacific Place, 88 Queensway, Hong Kong
                         President and     of AIG Global Investment
                         Managing          Corp. (Asia) Ltd.
                         Director

Jaime Gonzalez           Director          Chairman and Chief          3402-04 One Exchange Square, 8 Connaught
                                           Executive Officer of        Place, Central Hong Kong
                                           American Orient Capital
                                           Partners Ltd.

Joseph Johnson           Director, Vice    President & Chief           American International Building, 29 Richmond
                         President &       Executive Officer of        Road, Pembroke,  Bermuda
                         Treasurer         American International
                                           Company Limited

Edward Matthews          Director          Senior Vice Chairman of     70 Pine Street, New York, New York  USA
                                           American International
                                           Group Inc.

L. Michael Murphy        Director, Vice    Executive Vice President,   American International Building, 29 Richmond
                         President &       Secretary and General       Road, Pembroke, Bermuda
                         Secretary         Counsel of American
                                           International Company
                                           Limited

Stuart Osborne           Director &        Assistant Treasurer of      American International Building, 29 Richmond
                         Assistant         AIG Global Investment       Road, Pembroke,  Bermuda
                         Treasurer         Corporation (Asia) Ltd.


Edmund Tse               Director          Chairman & Chief            1 Stubbs Road, Hong Kong
                                           Executive Officer of
                                           American International
                                           Assurance Co., Ltd.

Peter Soo                Director          Regional Head of Fund       1 Stubbs Road, Hong Kong
                                           Management of AIG Global
                                           Investment Corporation
                                           (Asia) Ltd.

John Chu                 Director and      Executive Vice President    1 Stubbs Road, Hong Kong
                         Deputy Managing   and Chief Investment
                         Director          Officer of American
                                           International Assurance
                                           Co., Ltd.

Cesar Zalamea            Director,         Chief Executive Officer     3601 One Pacific Place, 88 Queensway, Hong
                         President and     of AIG Global Investment    Kong
                         Managing          Corp. (Asia) Ltd.
                         Director

Jaime Gonzalez           Director          Chairman and Chief          3402-04 One Exchange Square, 8 Connaught
                                           Executive Officer of        Place, Central Hong Kong
                                           American Orient Capital
                                           Partners Ltd.

Joseph Johnson           Director, Vice    President & Chief           American International Building, 29 Richmond
                         President &       Executive Officer of        Road, Pembroke,  Bermuda
                         Treasurer         American International
                                           Company Limited

Edward Matthews          Director          Senior Advisor, AIG, Inc.   70 Pine Street, New York, New York  USA

L. Michael Murphy        Director, Vice    Executive Vice President,   American International Building, 29 Richmond
                         President &       Secretary and General       Road, Pembroke HM08 Bermuda
                         Secretary         Counsel, AIRCO

Stuart Osborne           Director &        Assistant Treasurer of      American International Building, 29 Richmond
                         Assistant         AIG Global Investment       Road, Pembroke HM08 Bermuda
                         Treasurer         Corporation (Asia) Ltd.

Edmund Tse               Director          Chairman & Chief            1 Stubbs Road, Hong Kong
                                           Executive Officer of
                                           American International
                                           Assurance Co., Ltd.

Peter Soo                Director          Regional Head of Fund       1 Stubbs Road, Hong Kong
                                           Management of AIG Global
                                           Investment Corporation
                                           (Asia) Ltd.

John Chu                 Director and      Executive Vice President    1 Stubbs Road, Hong Kong
                         Deputy Managing   and Chief Investment
                         Director          Officer of American
                                           International Assurance
                                           Co., Ltd.

                             American International Assurance Company (Bermuda) Limited

Maurice Greenberg        Director &        Chairman and Chief          70 Pine Street, New York, New York  U.S.A.
                         Chairman of the   Executive Officer of
                         Board             American International
                                           Group, Inc

Edmund Tse               Director &        Chairman and Chief          1 Stubbs Road, Hong Kong
                         President         Executive Officer of
                                           American International
                                           Assurance Co. Limited

Gerald Wyndorf           Director &        Executive Vice President    1 Stubbs Road, Hong Kong
                         Executive Vice    & Chief Operating Officer
                         President &       of American International
                         Chief Operating   Assurance Company
                         Officer           (Bermuda) Limited

Alwin Lam                Director &        Senior Vice President &     AIA Tower 183 Electric Road, North Point,
                         Senior Vice       General Manager (Hong       Hong Kong
                         President &       Kong & Macau) of American
                         General Manager   International Assurance
                         (Hong Kong &      Company (Bermuda) Limited
                         Macau)

Joseph Johnson           Director          President & Chief           American International Building, 29 Richmond
                                           Executive Officer of        Road, Pembroke HM08 Bermuda
                                           American International
                                           Company Limited

L. Michael Murphy        Director &        Executive Vice President,   American International Building, 29 Richmond
                         Secretary         Secretary and General       Road, Pembroke HM08 Bermuda
                                           Counsel, AIRCO

                                         American International Group, Inc.

M.Bernard Aidinoff      Director         Retired Partner               Sullivan & Cromwell, 125 Broad Street,
                                                                       New York,   New York 10004

Pei-yuan Chia            Director           Retired Vice Chairman,     298 Bedford - Banksville Road, Bedford, New
                                            Citicorp and Citibank,     York 10506
                                            N.A.

Marshall A. Cohen        Director           Counsel, Cassels, Brock    Cassels, Brock & Blackwell, 40 King Street
                                            & Blackwell                West, 20th Floor, Toronto, Ontario M5H 3C2

Barber B. Conable, Jr.   Director           Retired; Former            P. O. Box 218, Alexander, New York  14005
                                            President, World Bank

Martin S. Feldstein      Director           Professor of Economics,    National Bureau of Economic Research, Inc.,
                                            Harvard University         1050 Massachusetts Avenue, Cambridge,
                                                                       Massachusetts  02138

Ellen V. Futter          Director           President, American        American Museum of Natural History, Central
                                            Museum of Natural History  Park West at 79th Street, New York, New York 10024

M. R. Greenberg          Director and       Chairman & Chief           American International Group, Inc., 70 Pine
                         Executive Officer  Executive Officer          Street, New York, New York  10270

Carla A. Hills           Director           Chairman and CEO, Hills    Hills & Company, 1200 19th Street, N.W. - 5th
                                            & Company                  Floor, Washington, DC  20036

Richard C. Holbrooke     Director           Former U.S. Ambassador     The Council on Foreign Relations, 58 E. 68th
                                            to the United Nations      Street, New York, New York  10021

Frank J. Hoenemeyer      Director           Financial Consultant       7 Harwood Drive, Madison, New Jersey  07940

Howard I. Smith          Director and       Vice Chairman, Chief       American International Group, Inc., 70 Pine
                         Executive Officer  Administrative Officer &   Street, New York, New York  10270
                                            Chief Financial Officer

Martin J. Sullivan       Director and       Vice Chairman & Co-Chief   American International Group, Inc., 70 Pine
                         Executive Officer  Operating Officer          Street, New York, New York  10270

Thomas R. Tizzio         Executive Officer  Senior Vice Chairman-      American International Group, Inc., 70 Pine
                                            General Insurance          Street, New York, New York  10270

Edmund S.W. Tse          Director and       Senior Vice Chairman &     American International Assurance Co., Ltd., 1
                         Executive Officer  Co-Chief Operating         Stubbs Road, Hong Kong
                                            Officer

Jay S. Wintrob           Director and       Executive Vice             AIG SunAmerica Inc., 1 SunAmerica Center,
                         Executive Officer  President- Retirement      1999 Avenue of the Stars, Los Angeles,
                                            Savings                    California  90067

Frank G. Wisner          Director and       Vice-Chairman- External    American International Group, Inc., 70 Pine
                         Executive Officer  Affairs                    Street, New York, New York  10270

Frank G. Zarb            Director           Former Chairman NASD and   The NASDAQ Stock Market, Inc., Four Times
                                            The NASDAQ Stock Market,   Square, New York, New York  10036
                                            Inc.

John A. Graf             Executive Officer  Executive Vice President   2929 Allen Parkway, Houston, Texas  77019
                                            - Retirement Savings

Donald Kanak             Executive Officer  Executive Vice President   American International Building, 1-3
                                            & Chief Executive          Marunouchi, 1-chome, Chiyoda-ku, Tokyo, Japan
                                            Officer of AIG Companies
                                            in Japan & Korea

Rodney O. Martin, Jr.    Executive Officer  Executive Vice President   2929 Allen Parkway, Houston, Texas  77019
                                            - Life Insurance

Win J. Neuger            Executive Officer  Executive Vice President   70 Pine Street, New York, New York  10270
                                            & Chief Investment
                                            Officer

Kristian P. Moor         Executive Officer  Executive Vice President   70 Pine Street, New York, New York  10270
                                            - Domestic General
                                            Insurance

R. Kendall Nottingham    Executive Officer  Executive Vice President   70 Pine Street, New York, New York  10270
                                            - Life Insurance

Robert B. Sandler        Executive Officer  Executive Vice President   70 Pine Street, New York, New York  10270
                                            - Senior Casualty
                                            Actuary & Senior Claims
                                            Officer

William N. Dooley        Executive Officer  Senior Vice President -    70 Pine Street, New York, New York  10270
                                            Financial Services

Lawrence W. English      Executive Officer  Senior Vice President -    70 Pine Street, New York, New York  10270
                                            Administration

Axel I. Freudmann        Executive Officer  Senior Vice President -    70 Pine Street, New York, New York  10270
                                            Human Resources

Richard W. Scott         Executive Officer  Senior Vice President -    70 Pine Street, New York, New York  10270
                                            Investments

Ernest T. Patrikis       Executive Officer  Senior Vice President &    70 Pine Street, New York, New York  10270
                                            General Counsel

Steven J. Bensinger      Executive Officer  Vice President &           70 Pine Street, New York, New York  10270
                                            Treasurer

Michael J. Castelli      Executive Officer  Vice President &           70 Pine Street, New York, New York  10270
                                            Controller

Keith Duckett            Executive Officer  Vice President &           70 Pine Street, New York, New York  10270
                                            Director of Internal
                                            Audit

Peter K. Lathrop         Executive Officer  Vice President &           70 Pine Street, New York, New York  10270
                                            Director of Taxes

Robert E. Lewis          Executive Officer  Senior Vice President &    70 Pine Street, New York, New York  10270
                                            Chief Credit Officer

Charles M. Lucas         Executive Officer  Vice President &           70 Pine Street, New York, New York  10270
                                            Director of Market Risk
                                            Management

Steven A. Rautenberg     Executive Officer  Vice President-            70 Pine Street, New York, New York  10270
                                            Communications

Kathleen E. Shannon      Executive Officer  Senior Vice President      70 Pine Street, New York, New York  10270
                                            and Secretary

Brian T. Schreiber       Executive Officer  Senior Vice President -    70 Pine Street, New York, New York  10270
                                            Strategic Planning

                                          Starr International Company, Inc.
William N. Dooley        Director          Senior Vice President -     70 Pine Street, New York, New York 10270
                                           Financial Services, AIG,
                                           Inc.

M. R. Greenberg          Director &        Chairman & Chief            70 Pine Street, New York, New York 10270
                         Chairman of the   Executive Officer, AIG,
                         Board             Inc.

Joseph C. H. Johnson     Director &        President & Chief           American International Building, 29 Richmond
                         President         Executive Officer of        Road, Pembroke HM08 Bermuda
                                           American International
                                           Company Limited

Donald Kanak             Director          Executive Vice President    American International Building, 1-3
                                           & Chief Executive Officer   Marunouchi, 1-chome, Chiyoda-ku, Tokyo, Japan
                                           of AIG Companies in Japan
                                           & Korea

Kevin Kelley             Director          Senior Vice President-      70 Pine Street, New York, New York  10270
                                           Domestic General
                                           Insurance, AIG, Inc.

Edward E. Matthews       Director          Senior Advisor, AIG, Inc.   70 Pine Street, New York, New York  10270

Kristian P. Moor         Director          Executive Vice President    70 Pine Street, New York, New York  10270
                                           - Domestic General
                                           Insurance, AIG, Inc.

L. Michael Murphy        Director, Vice    Executive Vice President,   American International Building, 29 Richmond
                         President&        Secretary and General       Road, Pembroke HM08 Bermuda
                         Secretary         Counsel, AIRCO

Win J. Neuger            Director          Executive Vice President    70 Pine Street, New York, New York  10270
                                           & Chief Investment
                                           Officer, AIG, Inc.

R. Kendall Nottingham    Director          Executive Vice President    70 Pine Street, New York, New York  10270
                                           - Life Insurance, AIG,
                                           Inc.

Robert M. Sandler        Director          Executive Vice President    70 Pine Street, New York, New York  10270
                                           - Senior Casualty Actuary
                                           & Senior Claims Officer,
                                           AIG, Inc.

Howard I. Smith          Director          Vice Chairman, Chief        70 Pine Street, New York, New York  10270
                                           Administrative Officer &
                                           Chief Financial Officer,
                                           AIG, Inc.

Martin J. Sullivan       Director          Vice Chairman & Co-Chief    70 Pine Street, New York, New York  10270
                                           Operating Officer, AIG,
                                           Inc.

Thomas R. Tizzio         Director          Senior Vice Chairman-       70 Pine Street, New York, New York  10270
                                           General Insurance, AIG,
                                           Inc.

Edmund S.W. Tse          Director          Senior Vice Chairman &      1 Stubbs Road, Hong Kong
                                           Co-Chief Operating
                                           Officer, AIG, Inc.

Jay S. Wintrob           Director          Executive Vice President-   1 SunAmerica Center, Los Angeles, California 90067
                                           Retirement Savings, AIG,
                                           Inc.

                                              The Starr Foundation

M. R. Greenberg          Director and      Chairman & Chief            70 Pine Street, New York, New York  10270
                         Chairman          Executive Officer, AIG,
                                           Inc.

Florence A. Davis        Director and      Director and President      70 Pine Street, New York, New York  10270
                         President

Marion I. Breen          Director and      Director and Vice           70 Pine Street, New York, New York  10270
                         Vice President    President

T. C. Hsu                Director          Director                    70 Pine Street, New York, New York  10270

Edwin A.G. Manton        Director          Senior Advisor, AIG, Inc.   70 Pine Street, New York, New York  10270

Edward E. Matthews       Director          Senior Advisor, AIG, Inc.   70 Pine Street, New York, New York  10270

John J. Roberts          Director          Senior Advisor, AIG, Inc.   70 Pine Street, New York, New York  10270

Howard I. Smith          Director and      Vice Chairman, Chief        70 Pine Street, New York, New York  10270
                         Treasurer         Administrative Officer &
                                           Chief Financial Officer,
                                           AIG, Inc.

Ernest E. Stempel        Director          Senior Advisor, AIG, Inc.   American International Building, 29 Richmond
                                                                       Road, Pembroke HM08 Bermuda

Edmund S.W. Tse          Director          Senior Vice Chairman &      1 Stubbs Road, Hong Kong
                                           Co-Chief Operating
                                           Officer, AIG, Inc.

Gladys Thomas            Vice President    Vice President and          70 Pine Street, New York, New York  10270
                         and Secretary     Secretary

                                               C.V. Starr & Co.

William N. Dooley        Director          Senior Vice President -     70 Pine Street, New York, New York  10270
                                           Financial Services, AIG,
                                           Inc.

M. R. Greenberg          Director,         Chairman & Chief            70 Pine Street, New York, New York  10270
                         President &       Executive Officer, AIG,
                         Chief Executive   Inc.
                         Officer

Donald Kanak             Director          Executive Vice President    American International Building, 1-3
                                           & Chief Executive Officer   Marunouchi, 1-chome, Chiyoda-ku, Tokyo, Japan
                                           of AIG Companies in Japan
                                           & Korea

Kevin Kelley             Director          Senior Vice President-      70 Pine Street, New York, New York  10270
                                           Domestic General
                                           Insurance, AIG, Inc.

Edward E. Matthews       Director &        Senior Advisor, AIG, Inc.   70 Pine Street, New York, New York  10270
                         Senior Vice
                         President

Kristian P. Moor         Director          Executive Vice President    70 Pine Street, New York, New York  10270
                                           - Domestic General
                                           Insurance, AIG, Inc.

Win J. Neuger            Director          Executive Vice President    70 Pine Street, New York, New York  10270
                                           & Chief Investment
                                           Officer, AIG, Inc.

R. Kendall Nottingham    Director          Executive Vice President    70 Pine Street, New York, New York  10270
                                           - Life Insurance, AIG,
                                           Inc.

Robert M. Sandler        Director & Vice   Executive Vice President    70 Pine Street, New York, New York  10270

                         President         - Senior Casualty Actuary
                                           & Senior Claims Officer,
                                           AIG, Inc.

Howard I. Smith          Director &        Vice Chairman, Chief        70 Pine Street, New York, New York  10270
                         Senior Vice       Administrative Officer &
                         President         Chief Financial Officer,
                                           AIG, Inc.

Martin J. Sullivan       Director          Vice Chairman & Co-Chief    70 Pine Street, New York, New York  10270
                                           Operating Officer, AIG,
                                           Inc.

Thomas R. Tizzio         Director &        Senior Vice Chairman-       70 Pine Street, New York, New York  10270

                         Senior Vice       General Insurance, AIG,
                         President         Inc.

Edmund S.W. Tse          Director &        Senior Vice Chairman &      1 Stubbs Road, Hong Kong
                         Senior Vice       Co-Chief Operating
                         President         Officer, AIG, Inc.

Jay S. Wintrob           Director          Executive Vice President-   1 SunAmerica Center, Los Angeles, California
                                           Retirement Savings, AIG,    90067
                                           Inc.

Michael D. Warantz       Treasurer         Treasurer                   70 Pine Street, New York, New York  10270

Kathleen E. Shannon      Secretary         Senior Vice President and   70 Pine Street, New York, New York  10270
                                           Secretary, AIG, Inc.

                                   SCHEDULE IV

         The name, position, present principal occupation and business address of each director and executive officer of UCI, TVG Fund and TVG Fund General Partner are set forth below.

         All individuals listed below are U.S. citizens except for Stephen Choi, who is a citizen of Australia.


         Name                Position         Principal Occupation       Business Address
 --------------------  --------------------   --------------------      --------------------

                                         United Classic Investments Limited

Varun Kumar Bery         Director          Managing Director of        Suite 3810 Jardine House, One Connaught
                                           Telecom Venture Group       Place, Central, Hong Kong
                                           Limited

Joseph Yin               Director          Director of Telecom         Suite 3810 Jardine House, One Connaught
                                           Venture Group Limited       Place, Central, Hong Kong

Stephen Choi             Director          Vice President of Telecom   Suite 3810 Jardine House, One Connaught
                                           Venture Group Limited       Place, Central, Hong Kong

                                        TVG Asian Communications Fund II L.P.

                                                    None

                                           Telecom Venture Group, LLC

Varun Kumar Bery         Director          Managing Director of        Suite 3810 Jardine House, One Connaught
                                           Telecom Venture Group       Place, Central, Hong Kong
                                           Limited

John William Troy        Director          Managing Director of        Suite 3810 Jardine House, One Connaught
                                           Telecom Venture Group       Place, Central, Hong Kong
                                           Limited

                                   SCHEDULE V

         The name, position, present principal occupation and business address of each director and executive officer of HT Holdings V are set forth below.

     Name               Position       Principal Occupation   Business Address
---------------- --------------------  -------------------- --------------------

                               HT Holdings V, L.P.

                                      None

                                   SCHEDULE VI

         The name, position, present principal occupation and business address of each director and executive officer of HT Holdings VI are set forth below.


     Name               Position       Principal Occupation   Business Address
---------------- --------------------  -------------------- --------------------

                              HT Holdings VI, L.P.

                                      None

                                  SCHEDULE VII

         The name, position, present principal occupation and business address of each director and executive officer of HT Holdings VII are set forth below.


     Name               Position       Principal Occupation    Business Address
---------------- --------------------  -------------------- --------------------

                              HT Holdings VII, L.P.

                                      None

                                  SCHEDULE VIII

         The name, position, present principal occupation and business address of each director and executive officer of HT Holdings VIII are set forth below.

     Name               Position       Principal Occupation    Business Address
---------------- --------------------  -------------------- --------------------

                             HT Holdings VIII, L.P.

                                      None

                                   SCHEDULE IX

         The name, position, present principal occupation and business address of each director and executive officer of HT Holdings IX and HT Holdings IX General Partner are set forth below.

         All individuals listed below are U.S. citizens except for Winston Mok who is a citizen of Australia.

         Name                Position            Principal Occupation        Business Address
   ----------------   --------------------       --------------------      --------------------

                                         HT Holdings IX, L.P.

                                                None

                                            HT IX GP, Ltd.

Wilfried Kaffenberger      Director            Managing Director of        2001 Pennsylvania Avenue, N.W., Suite 1100
                                               Emerging Markets            Washington DC 20006, U.S.A.
                                               Partnership

Winston Mok                Director            Managing Director of        50 Raffles Place #35-01 Singapore
                                               Emerging Markets
                                               Partnership